Exhibit 2.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BASIL STREET CAFE, INC.
a Delaware corporation

Basil Street Cafe, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”),

DOES HEREBY CERTIFY THAT:

1.          The Corporation was originally formed on August 21, 2015 as a limited liability company formed under the laws of the State of California with the name “Basil Street Cafe, LLC”.

2.          The Corporation was incorporated in the State of Delaware pursuant to the filing of a Certificate of Conversion pursuant to Section 265 of the General Corporation Law and the Certificate of Incorporation of the Corporation on January 14, 2016 with the Secretary of State of the State of Delaware.

3.          The Certificate of Incorporation was amended and restated by the filing of the First Amended and Restated Certificate of Incorporation of the Corporation on February 7, 2020 with the Secretary of State of the State of Delaware and the Second Amended and Restated Certificate of Incorporation of the Corporation on March 27, 2020 with the Secretary of State of the State of Delaware, and was amended by the filing of the Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation on August 17, 2020 with the Secretary of State of the State of Delaware.

4.           The name of this corporation is “Basil Street Cafe, Inc.”.

5.          The text of Certificate of Incorporation of this Corporation is hereby further amended and restated in its entirety as set forth in Exhibit A attached hereto.

6.          This Third Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

7.          This Third Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Third Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 4th day of February 2021.

Basil Street Cafe, Inc.

By:	/s/ Deglin Kenealy
Name: Deglin Kenealy
Title: Chief Executive Officer

Exhibit A

FIRST: The name of this corporation is Basil Street Cafe, Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is 3500 South DuPont Highway, Dover, Delaware 19901, Kent County. The name of its registered agent at such address is Incorporating Services, Ltd.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 16,328,000 shares of Common Stock, $0.01 par value per share (“Common Stock”), and (ii) 8,840,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK

1.          General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.          Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the General Corporation Law. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B.	PREFERRED STOCK

The Preferred Stock shall consist of 8,840,000 shares, which shall be comprised of three classes of stock, hereby designated as “Series A-1 Preferred Stock”, “Series A-2 Preferred Stock” and “Series A-3 Preferred Stock”. 4,200,000 shares of the Preferred Stock of the Corporation authorized for issuance hereunder are hereby designated Series A-1 Preferred Stock, 2,410,000 shares of the Preferred Stock of the Corporation authorized for issuance hereunder are hereby designated Series A-2 Preferred Stock, and 2,230,000 shares of the Preferred Stock of the Corporation authorized for issuance hereunder are hereby designated Series A-3 Preferred Stock. The Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock shall be pari passu, except as otherwise provided for in the Certificate of Incorporation, and have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1.          Dividends.

1.1          If and when declared by the Board of Directors of the Corporation, each outstanding share of Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock), each outstanding share of Series A-2 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock) and each outstanding share of Series A-3 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-3 Preferred Stock) shall be entitled to receive on a paripassu basis out of any funds legally available therefor such dividend as the Board of Directors of the Corporation shall have declared, which dividends shall be cumulative and shall be paid prior to the payment of dividends to the holders of shares of Common Stock. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock ) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A-1 Preferred Stock then outstanding, the Series A-2 Preferred Stock then outstanding and Series A-3 Preferred Stock then outstanding shall, respectively, first receive, or simultaneously receive, a dividend on each outstanding share of Series A-1 Preferred Stock, on each outstanding share of Series A-2 Preferred Stock and on each outstanding share of Series A-3 Preferred Stock, as applicable, in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, (A), with respect to the Series A-1 Preferred Stock, that dividend per share of Series A-1 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A-1 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, (B), with respect to the Series A-2 Preferred Stock, that dividend per share of Series A-2 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A-2 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, and (C), with respect to the Series A-3 Preferred Stock, that dividend per share of Series A-3 Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A-3 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend, or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, (A) in the case of the Series A-1 Preferred Stock, at a rate per share of Series A-1 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A-1 Preferred Stock Issue Price (as defined below), (B) in the case of the Series A-2 Preferred Stock, at a rate per share of Series A-2 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A-2 Preferred Stock Issue Price (as defined below), and (C) in the case of the Series A-3 Preferred Stock, at a rate per share of Series A-3 Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A-3 Preferred Stock Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series A-1 Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-1 Preferred Stock dividend and the dividend payable to the holders of Series A-2 Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A-2 Preferred Stock dividend. The “Series A-1 Preferred Stock Issue Price” shall mean $1.6742 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock. The “Series A-2 Preferred Stock Issue Price” shall mean $1.3393 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock. The “Series A-3 Preferred Stock Issue Price” shall mean $2.0263 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-3 Preferred Stock.

2.          Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

2.1          Preferential Payments to Holders of Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, (a) the holders of shares of Series A-1 Preferred Stock then outstanding shall be entitled either, at the election of (x) the holders of not less than a majority of the then outstanding Series A-1 Preferred Stock purchased for cash (and not acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock) and (y) holders of not less than a majority of the then outstanding Series A-1 Preferred Stock acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock (and not purchased for cash), (i) to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to any of the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A-1 Preferred Stock Issue Price plus any dividends declared but unpaid thereon, or (ii) to convert all shares of Series A-1 Preferred Stock held into shares of Common Stock immediately prior to the consummation of such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event as provided for in Section 5 and be paid in accordance with Subsection 2.2 (forfeiting any dividends declared but unpaid on the Series A-1 Preferred Stock), (b) the holders of shares of Series A-2 Preferred Stock then outstanding shall be entitled either, at the election of the holders of not less than a majority of the then outstanding Series A-2 Preferred Stock, (i) to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to any of the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A-2 Preferred Stock Issue Price plus any dividends declared but unpaid thereon, or (ii) to convert all shares of Series A-2 Preferred Stock held into shares of Common Stock immediately prior to the consummation of such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event as provided for in Section 5 and be paid in accordance with Subsection 2.2 (forfeiting any dividends declared but unpaid on the Series A-2 Preferred Stock) and (c) the holders of shares of Series A-3 Preferred Stock then outstanding shall be entitled either, at the election of the holders of not less than a majority of the then outstanding Series A-3 Preferred Stock, (i) to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to any of the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A-3 Preferred Stock Issue Price plus any dividends declared but unpaid thereon, or (ii) to convert all shares of Series A-3 Preferred Stock held into shares of Common Stock immediately prior to the consummation of such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event as provided for in Section 5 and be paid in accordance with Subsection 2.2 (forfeiting any dividends declared but unpaid on the Series A-3 Preferred Stock). If upon any such liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A-1 Preferred Stock the full amount to which they shall be entitled under clause (a)(i) of this Subsection 2.1, to pay the holders of shares of Series A-2 Preferred Stock the full amount to which they shall be entitled under clause (bXi) of this Subsection 2.1, or to pay the holders of shares of Series A-3 Preferred Stock the full amount to which they shall be entitled under clause (cXi) of this Subsection 2.1, the holders of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

2.2          Distribution of Remaining Assets. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event, after the payment of the preference amounts required to be paid to the holders of shares of Preferred Stock pursuant to Subsection 2.1 above, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, pro rata based on the number of shares held by each such holder.

2.3          Deemed Liquidation Events.

2.3.1          Definition. Each of the following events shall be considered a “Deemed Liquidation Event”, unless (w) the holders of at least 50% of the aggregate amount of outstanding shares of Series A-1 Preferred Stock purchased for cash (and not acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock) on an as-converted to Common Stock basis, acting as a separate class, (x) the holders of at least 50% of the aggregate amount of outstanding shares of Series A-1 Preferred Stock acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock (and not purchased for cash) on an as-converted to Common Stock basis, acting as a separate class, (y) the holders of at least 50% of the aggregate amount of outstanding shares of outstanding shares of Series A-2 Preferred Stock on an as-converted to Common Stock basis, acting as a separate class, and (z) the holders of at least 50% of the aggregate amount of outstanding shares of outstanding shares of Series A-3 Preferred Stock on an as-converted to Common Stock basis, acting as a separate class, elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event:

(a)          a merger or consolidation in which

(i)          the Corporation is a constituent party or

(ii)        a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b)         the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

2.3.2          Effecting a Deemed Liquidation Event.

(a)          The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2.

(b)          In the event of a Deemed Liquidation Event referred to in Subsection 2.3.1(a)(i) or 2.3.1(b), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within 90 days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Series A-1 Preferred Stock, each holder of Series A-2 Preferred Stock and each holder of Series A-3 Preferred Stock no later than the 90th day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause  (ii) to require the redemption of such shares of Series A-1 Preferred Stock, shares of Series A-2 Preferred Stock and shares of Series A-3 Preferred Stock, and (ii) (w) if the holders of at least 50% of the aggregate amount of outstanding shares of Series A-1 Preferred Stock purchased for cash (and not acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock) on an as-converted to Common Stock basis, acting as a separate class, (x) the holders of at least 50% of the aggregate amount of outstanding shares of Series A-1 Preferred Stock acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock (and not purchased for cash) on an as-converted to Common Stock basis, acting as a separate class, (y) the holders of at least 50% of the aggregate amount of outstanding shares of outstanding shares of Series A-2 Preferred Stock on an as-converted to Common Stock basis, acting as a separate class, and (z) the holders of at least 50% of the aggregate amount of outstanding shares of outstanding shares of Series A-3 Preferred Stock on an as-converted to Common Stock basis, acting as a separate class, so request in a written instrument delivered to the Corporation not later than 120 days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation (the “Board”), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the 150th day after such Deemed Liquidation Event, to redeem all outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred Stock, and Common Stock at either (1) a per share price for each such share such that the Available Proceeds are being allocated in accordance with Subsections 2.1 and 2.2 in terms of both consideration to be received and priority, or (2) a price per share computed based upon the number of shares of Common Stock into which the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock would convert pursuant to Section 5, and the proceeds to which such shares of Common Stock would be entitled pursuant to Subsection 2.2, whichever results in the greater amount of consideration, in the aggregate, to be received by the holders of the Series A-3 Preferred Stock, the Series A-2 Preferred Stock and Series A-1 Preferred Stock. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series A-1 Preferred Stock, outstanding shares of Series A-2 Preferred Stock and outstanding shares of Series A-3 Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series A-3 Preferred Stock, shares of Series A-2 Preferred Stock and shares of Series A-1 Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series A-1 Preferred Stock, the Series A-2 Preferred Stock and the Series A-3 Preferred Stock pursuant to this Subsection 2.3.2(b). Prior to the distribution or redemption provided for in this Subsection 2.3.2(b), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event or in the ordinary course of business.

2.3.3          Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board.

2.3.4          Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Subsection 2.3.1(a)(i), if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the Merger Agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2.1 and 2.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction.

3.          Redemption. Neither the Series A-1 Preferred Stock, the Series A-2 Preferred Stock nor the Series A-3 Preferred Stock is redeemable, except as otherwise expressly set forth herein.

4.          Voting; Election of Directors; Certain Approvals.

4.1          General. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of Series A-1 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, each holder of Series A-2 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-2 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter and each holder of Series A-3 Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-3 Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or by the other provisions of the Certificate of Incorporation, holders of Preferred Stock, including the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, shall vote together with the holders of Common Stock as a single class.

4.2          The Board of Directors shall consist of four (4) members. The holders of Series A-1 Preferred Stock purchased for cash (and not acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock), voting as a single class on an as-converted to Common Stock basis, shall be entitled to elect one (1) member of the Board of Directors (the “Preferred Stock Director”) at any stockholder meeting for the election of directors or pursuant to the written consent of such holders of Series A-1 Preferred Stock. The holders of a majority of (i) shares of Series A-1 Preferred Stock acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock (and not purchased for cash) and Series A-2 Preferred Stock, voting together on an as-converted to Common Stock basis, and (ii) shares of Common Stock, shall be entitled to elect, voting as a single class, two (2) members of the Board of Directors at each stockholder meeting for the election of directors or pursuant to the written consent of such stockholders of the Corporation. The remaining member shall be elected as may be provided for in a Voting Agreement by and among the Corporation and its stockholders. The Board of Directors shall have the power to amend the Bylaws of the Corporation, subject to requirements with respect to such amendment in this Certificate of Incorporation or any agreements among the Corporation and its stockholders.

4.3         Any director elected as provided in Subsection 4.2 may be removed without cause by, and only by, the affirmative vote of the stockholder(s) entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. If the stockholder(s) entitled to elect a director fails to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively pursuant to Subsection 4.2, then any directorship not so filled shall remain vacant until such time as the stockholder(s) entitled to elect a director elects a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholder(s) of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 4, a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 4.

4.4          Subject to Subsection 4.5, the Corporation shall not take any of the following actions without either the unanimous written consent of the members of the Board of Directors, or the approval of all of the members of the Board of Directors entitled to vote on such action at a duly constituted meeting of the Board of Directors, including the approval of the Preferred Stock Director:

4.4.1        any increase in authorized number of shares of either the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred or any combination of the foregoing

4.4.2        any amendment, restatement, supplement or other modification of this Certificate of Incorporation or the Bylaws of the Corporation, or other corporate action, which would adversely impact the rights, preferences and privileges of either the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred or any combination of the foregoing;

4.4.3         the creation or designation of any class of equity securities (or security convertible or exchangeable into any class of equity securities) which are senior to either the Series A-1 Preferred Stock, Series A-2 Preferred Stock, Series A-3 Preferred or any combination of the foregoing with respect to dividends, liquidation preference, voting rights or otherwise;

4.4.4          any increase in the size of the Board of Directors;

4.4.5         the issuance of any secured debt of the Corporation in a material amount or, except for ordinary course equipment leases, the granting of any lien, pledge, security interest or other encumbrance upon any material asset of the Corporation;

4.4.6         liquidating, dissolving or winding-up the business and affairs of the Corporation, undertaking any merger or consolidation or any other Deemed Liquidation Event, or consenting to any of the foregoing; and

4.4.7         purchasing or redeeming or paying or declaring any dividend or making any distribution on, any shares of capital stock of the Corporation other than (i) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (ii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof, or (iii) pursuant to the Corporation’s right of first refusal under the Bylaws of the Corporation.

4.5          In the event the Corporation has not been authorized to take any of the actions described in Subsection 4.4 above due to failure to obtain the unanimous written consent of the members of the Board of Directors, or the approval of all of the members of the Board of Directors entitled to vote on such action at a duly constituted meeting of the Board of Directors, including the approval of the Preferred Stock Director, following presentation to, and good faith deliberation by, the Board of Directors of such action, then the Corporation shall, notwithstanding such failure to obtain authorization of the Board of Directors, be authorized to take such action within ninety (90) days of such failure upon the affirmative vote or consent of the holders of at least 75% of outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, voting together on an as-converted to Common Stock basis as a single class, at a stockholder meeting or pursuant to the written consent of such stockholders of the Corporation, provided that in the case of any action referenced in Subsections 4.4.1, 4.4.2 or 4.4.3, any such action disproportionately impacting the one class of Preferred Stock as compared to the impact of such action to the other classes of Preferred Stock, shall additionally require the affirmative vote or consent of the holders of a majority of shares of the class of Preferred Stock so impacted, voting on an as-converted to Common Stock basis as a separate class.

5.          Optional Conversion.

The holders of the Series A-1 Preferred Stock, the holders of the Series A-2 Preferred Stock and the holders of the Series A-3 Preferred (such Preferred Stock, together, the “Convertible Stock”) shall have conversion rights as follows (the “Conversion Rights”):

5.1          Right to Convert Conversion Ratio.

(a)          Each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-1 Preferred Stock Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred Stock) by the Series A-1 Preferred Stock Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A-1 Preferred Stock (the “Series A-1 Preferred Stock Conversion Price”) shall initially be the Series A-1 Preferred Stock Issue Price, as defined above. Such initial Series A-1 Preferred Stock Conversion Price shall be adjusted as hereinafter provided.

(b)          Each share of Series A-2 Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-2 Preferred Stock Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-2 Preferred Stock) by the Series A-2 Preferred Stock Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A-2 Preferred Stock (the “Series A-2 Preferred Stock Conversion Price”) shall initially be the Series A-2 Preferred Stock Issue Price, as defined above. Such initial Series A-2 Preferred Stock Conversion Price shall be adjusted as hereinafter provided.

(c)          Each share of Series A-3 Preferred Stock shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A-3 Preferred Stock Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-3 Preferred Stock) by the Series A-3 Preferred Stock Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Series A-3 Preferred Stock (the “Series A-3 Preferred Stock Conversion Price”) shall initially be the Series A-3 Preferred Stock Issue Price, as defined above. Such initial Series A-3 Preferred Stock Conversion Price shall be adjusted as hereinafter provided.

5.1.2          Termination of Conversion Rights. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Convertible Stock.

5.2          Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Convertible Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Convertible Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5.3          Mechanics of Conversion.

5.3.1          Notice of Conversion. In order for a holder of Convertible Stock to voluntarily convert shares of Convertible Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Convertible Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Convertible Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Convertible Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Convertible Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Convertible Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Convertible Stock converted.

5.3.2          Reservation of Shares. The Corporation shall at all times when the Convertible Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Convertible Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Convertible Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation. Before taking any action which would cause an adjustment reducing either the Series A-1 Preferred Stock Conversion Price, the Series A-2 Preferred Stock Conversion Price or the Series A-3 Preferred Stock Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Convertible Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Series A-1 Preferred Stock Conversion Price, adjusted Series A-2 Preferred Stock Conversion Price or adjusted Series A-3 Preferred Stock Conversion Price.

5.3.3         Effect of Conversion. All shares of Convertible Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Subsection 5.2 and to receive payment of any dividends declared but unpaid thereon. Any shares of Convertible Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Convertible Stock.

5.3.4          No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Convertible Stock surrendered for conversion or on the Common Stock delivered upon conversion.

5.3.5          Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Convertible Stock pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Convertible Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4          Adjustments for Diluting Issues.

5.4.1          Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

(a)          “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(b)          “Original Issue Date” shall mean the date on which the first share of Series A-1 Preferred Stock was issued, the date on which the first share of Series A-2 Preferred Stock was issued or the date on which the first share of Series A-3 Preferred Stock was issued as applicable.

(c)          “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(d)          “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 5.4.3 below, deemed to be issued) by the Corporation after the Original Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)          shares of Common Stock, Options or Convertible Securities issued by reason of a dividend, stock split, or other distribution on shares of Common Stock that is covered by Subsection 5.5, 5.6, 53 or 5.8; or

(ii)          shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors of the Corporation; or

(iii)        shares of Common Stock or Convertible Securities issued upon the exercise of Options or shares of Common Stock issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security; or

(iv)        shares of Common Stock, Options or Convertible Securities issued to banks, equipment lessors, other financial institutions or other persons, pursuant to a debt financing or equipment leasing transaction approved by the Board of Directors of the Corporation; or

(v)          shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition of another company or business by the Corporation by equity purchase, merger, purchase of substantially all of the assets or other reorganization or form of acquisition, or pursuant to a joint venture agreement, provided, that such transactions and issuances are approved by the Board of Directors of the Corporation.

(e)          “Current Conversion Prices” shall mean together the Series A-1 Preferred Stock Conversion Price, as may from time to time be in effect following adjustment pursuant to Subsection 5.4.4, the Series A-2 Preferred Stock Conversion Price, as may from time to time be in effect following adjustment pursuant to Subsection 5.4.4, and the Series A-3 Preferred Stock Conversion Price, as may from time to time be in effect following adjustment pursuant to Subsection 5.4.4, and any of them is a “Current Conversion Price”.

5.4.2          No Adjustment of Current Conversion Prices. No adjustment in the Series A-1 Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives a written waiver from (a) the Preferred Stock Director, and (b) the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series A-2 Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives a written waiver from the holders of at least a majority of the then outstanding shares of Series A-2 Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock. No adjustment in the Series A-3 Preferred Stock Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Corporation receives a written waiver from the holders of at least a majority of the then outstanding shares of Series A-3 Preferred Stock agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

5.4.3          Deemed Issue of Additional Shares of Common Stock.

(a)          If the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b)          If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to any Current Conversion Price pursuant to the terms of Subsection 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Current Conversion Price computed upon the issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Current Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing either (i) the Series A-3 Preferred Stock Conversion Price to an amount which exceeds the lower of (A) the Series A-3 Preferred Stock Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (B) the Series A-3 Preferred Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date, (ii) the Series A-2 Preferred Stock Conversion Price to an amount which exceeds the lower of (A) the Series A-2 Preferred Stock Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (B) the Series A-2 Preferred Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date, or (iii) the Series A-1 Preferred Stock Conversion Price to an amount which exceeds the lower of (A) the Series A-1 Preferred Stock Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, and (B) the Series A-1 Preferred Stock Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c)          If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to any Current Conversion Price pursuant to the terms of Subsection 5.4.4 (either because the consideration per share (determined pursuant to Subsection 5.4.5) of the Additional Shares of Common Stock subject thereto was equal to or greater than all of the Current Conversion Prices then in effect, or because such Option or Convertible Security was issued before the Original Issue Date ), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d)          Upon the expiration or termination of any unexercised Option or unconverted or un-exchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to any Current Conversion Price pursuant to the terms of Subsection 5.4.4, the Current Conversion Price so adjusted shall be readjusted to such Current Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e)          If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to any Current Conversion Price provided for in this Subsection 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Subsection 5.4.3). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Current Conversion Price that would result under the terms of this Subsection 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Current Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4          Adjustment of Current Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 5.4.3), without consideration or for a consideration per share less than the Series A-1 Preferred Stock Conversion Price, the Series A-2 Preferred Stock Conversion Price or the Series A-3 Preferred Stock Conversion Price, in each case then in effect immediately prior to such issue, then the Series A-1 Preferred Stock Conversion Price. the Series A-2 Preferred Stock Conversion Price or the Series A-3 Preferred Stock Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined in accordance with the following formula:

CP2 = CPI* ((A + B) + (A + C)).

For purposes of the foregoing formula, the following defmitions shall apply:

(a)          “CP2” shall mean the new Current Conversion Price in effect immediately after such issue of Additional Shares of Common Stock

(b)          “CPI” shall mean the Current Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Convertible Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)          “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CPI (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CPI); and

(e)          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

5.4.5          Determination of Consideration. For purposes of this Subsection 5.4, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)          Cash and Property: Such consideration shall:

(i)          insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)         insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

(iii)       in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Corporation.

(b)          Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing

(i)         the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)        the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6          Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any Current Conversion Price pursuant to the terms of Subsection 5.4.4, then, upon the final such issuance, the Current Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5          Adjustment for Stock Splits and Combinations. If the Corporation shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, the Current Conversion Prices in effect immediately before that subdivision shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Current Conversion Prices in effect immediately before the combination shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6          Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Current Conversion Prices in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Current Conversion Prices then in effect by a fraction:

(1)          the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Current Conversion Prices shall be recomputed accordingly as of the close of business on such record date and thereafter the Current Conversion Prices shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Convertible Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Convertible Stock had been converted into Common Stock on the date of such event.

5.7          Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property and the provisions of Section 1 do not apply to such dividend or distribution, then and in each such event the holders of Convertible Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Convertible Stock had been converted into Common Stock on the date of such event.

5.8          Adjustment for Merger or Reorganization, etc. Subject to the provisions of Subsection 2.3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Convertible Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 5.4, 5.6 or 5.7), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Convertible Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of such Convertible Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 5 with respect to the rights and interests thereafter of the holders of the Convertible Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Current Conversion Prices) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of any share of Convertible Stock.

5.9          Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Current Conversion Prices pursuant to this Section 5.4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Convertible Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which such Convertible Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Convertible Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Current Conversion Prices then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Convertible Stock.

5.10          Notice of Record Date. In the event:

(a)          the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Convertible Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b)          of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation, then, and in each such case, the Corporation will send or cause to be sent to the holders of the Convertible Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Convertible Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Convertible Stock and the Common Stock. Such notice shall be sent at least 10 days prior to the record date or effective date for the event specified in such notice.

6.          Mandatory Conversion.

6.1          Trigger Events. Upon either (a) the closing of the sale of shares of Common Stock to the public at a price of at least 5 times the per share price of the Series A-1 Preferred Stock Issue Price (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $20,000,000 of gross proceeds to the Corporation and the listing of the Corporation’s Common Stock on a national securities exchange or the quotation of the Corporation’s Common Stock on the Nasdaq Stock Market (a “Qualified IPO”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 85% of the then outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, taken together as a single class on an as-converted to Common Stock basis (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation.

6.2          Procedural Requirements. All holders of record of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock converted pursuant to Subsection 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 6.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 5.2 in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the converted shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock. Such converted Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-2 Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series A-3 Preferred Stock accordingly.

7.          Redeemed or Otherwise Acquired Shares. Any shares of either Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of either the Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-3 Preferred Stock following redemption.

8.          Waiver. Any of the rights, powers, preferences and other terms of the Series A-1 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-1 Preferred Stock by the affirmative written consent or vote of (a) the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding originally purchased for cash (and not acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock, and (b) the holders of at least a majority of the shares of Series A-1 Preferred Stock then outstanding originally acquired through conversion of any indebtedness of the Corporation into Series A-1 Preferred Stock (and not purchased for cash). Any of the rights, powers, preferences and other terms of the Series A-2 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-2 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-2 Preferred Stock then outstanding. Any of the rights, powers, preferences and other terms of the Series A-3 Preferred Stock set forth herein may be waived on behalf of all holders of Series A-3 Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series A-3 Preferred Stock then outstanding.

9.          Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series A-1 Preferred Stock, Series A-2 Preferred Stock or Series A-2 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: Subject to any additional vote required by the Certificate of Incorporation or the Bylaws of the Corporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH: Subject to any additional vote required by the Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH: To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH: The following indemnification provisions shall apply to the persons enumerated below.

1.          Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article Tenth, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.          Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article Tenth or otherwise.

3.          Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article Tenth is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.          Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person, or a person for whom such person is the legal representative, is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorney’s fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents shall be made in such manner as is determined by the Board of Directors in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.          Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorney’s fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.          Non-Exclusivity of Rights. The rights conferred on any person by this Article Tenth shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

7.          Other Indemnification. The Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other Corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.          Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers and employees under the provisions of this Article Tenth; and (b) to indemnify or insure directors, officers and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article Tenth.

9.          Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

ELEVENTH: For purposes of Section 500 of the California Corporations Code (to the extent applicable), in connection with any repurchase of shares of Common Stock permitted under this Certificate of Incorporation from employees, officers, directors or consultants of the Corporation in connection with a termination of employment or services pursuant to agreements or arrangements approved by the Board of Directors (in addition to any other consent required under this Certificate of Incorporation), such repurchase may be made without regard to any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined in Section 500 of the California Corporations Code). Accordingly, for purposes of making any calculation under California Corporations Code Section 500 in connection with such repurchase, the amount of any “preferential dividends arrears amount” or “preferential rights amount” (as those terms are defined therein) shall be deemed to be zero (0).

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